Exhibit 2.2
EXECUTION VERSION
LIMITED GUARANTEE
     LIMITED GUARANTEE, dated as of January 15, 2008 (this “Limited Guarantee”), by Warburg Pincus Private Equity IX, L.P. (the “Guarantor”) in favor of Lifecore Biomedical, Inc., a Minnesota corporation (the “Guaranteed Party”). Each capitalized term used and not defined herein shall have the meaning ascribed to it in the Merger Agreement, except as otherwise provided.
     1. GUARANTEE. To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and among the Guaranteed Party, SBT Holdings Inc., a Delaware corporation (“Parent”), and SBT Acquisition Inc., a Minnesota corporation (“Merger Sub”), pursuant to which Merger Sub will (x) commence the Offer for all of the outstanding Shares of the Guaranteed Party, and (y) if the Offer is completed on the terms and subject to the conditions set forth in the Merger Agreement, merge with and into the Guaranteed Party (the “Merger”), the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, on the terms and conditions set forth herein, the due and punctual payment when due of Parent’s obligation to pay the Reverse Termination Fee pursuant to Section 8.6(d) of the Merger Agreement, subject to the terms and limitations of the Merger Agreement; provided that in no event shall the Guarantor’s aggregate liability under this Limited Guarantee exceed $9,000,000.00, plus any costs and expenses (including reasonable legal fees and expenses) incurred by the Company in connection with any action taken to collect payment of such amount together with interest due thereon pursuant to Section 8.6(c) of the Merger Agreement (the “Cap”), it being understood that this Limited Guarantee may not be enforced against the Guarantor without giving effect to the Cap. The Guaranteed Party hereby agrees that in no event shall the Guarantor be required to pay to any Person under, in respect of, or in connection with this Limited Guarantee, more than the Cap, and that Guarantor shall not have any obligation or liability to any Person relating to, arising out of or in connection with this Limited Guarantee or the Merger Agreement other than as expressly set forth herein with respect to the Reverse Termination Fee. The Guaranteed Party further acknowledges that in the event that Parent or Merger Sub has not satisfied its obligations with respect to payment of the Reverse Termination Fee, then payment of the Reverse Termination Fee by Guarantor (or by any other Person, including Parent or Merger Sub, on behalf of Guarantor) shall constitute satisfaction in full of Guarantor’s obligation with respect thereto. All payments hereunder shall be made in lawful money of the United States, in immediately available funds.
     In furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Reverse Termination Fee (subject to the Cap), regardless of whether action is brought against Parent, Merger Sub or whether Parent or Merger Sub is joined in any such action or actions.
     2. NATURE OF GUARANTEE. The Guaranteed Party shall not be obligated to file any claim relating to the Reverse Termination Fee in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the

Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. This Limited Guarantee is an unconditional guarantee of payment of the Reverse Termination Fee and not of collection.
     3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. Subject to the limitations set forth herein, the Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Reverse Termination Fee, and may also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee. Except as otherwise set forth in this Limited Guarantee, the Guarantor agrees that the obligations of Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub; (b) the addition, substitution or release of any Person interested in the transactions contemplated by the Merger Agreement; (c) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person liable with respect to the Reverse Termination Fee; (e) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent or Merger Sub or the Guaranteed Party, whether in connection with the Reverse Termination Fee or otherwise; or (f) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Reverse Termination Fee. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Subsidiaries and affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement, the transactions contemplated thereby or the equity commitment letter between the Guarantor and Parent (the “Equity Commitment Letter”), against the Guarantor or any Non-Recourse Party (as defined in Section 9 herein), except for claims against Guarantor under this Limited Guarantee (subject to the limitations described herein).
     Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that to the extent the Reverse Termination Fee is no longer payable pursuant to the terms of the Merger Agreement, the Guarantor shall be similarly relieved of its obligations under this Limited Guarantee.
     4. NO WAIVER; CUMULATIVE RIGHTS. Subject to the limitations herein, no failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the

Guaranteed Party’s rights against, the Parent or any other Person liable for the Reverse Termination Fee prior to proceeding against the Guarantor hereunder.
     5. REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:
     (a) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;
     (b) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;
     (c) this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and
     (d) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor (or its assignee pursuant to Section 6 hereof) for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.
     6. NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder to any other Person (except by operation of applicable Law) without the prior written consent of the other party hereto; provided, however, that the Guarantor can assign its rights, interests and obligations hereunder, without the prior written consent of the Guaranteed Party, to: (x) any affiliated entity; provided, further, that no such assignment shall relieve the Guarantor of its obligations hereunder; or (y) one or more private equity funds sponsored or managed by one or more affiliates of the Guarantor that (a) have at least $1 billion of committed equity or similar capital in the aggregate and (b) certify to the Guaranteed Party that they are capable of (i) making the representations and warranties set forth in Section 5 above, and (ii) performing all of their obligations hereunder; it being understood that such assignment shall relieve Guarantor of its obligations hereunder.

     7. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein), as follows:
          if to the Guarantor:
Warburg Pincus Private Equity IX, L.P.
466 Lexington Avenue
New York, NY 10017
Attention: Sean Carney
Facsimile: (212) 716-5040
          with a copy to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Steven J. Gartner
                 Mark A. Cognetti
Facsimile: (212) 728-8111
     If to the Guaranteed Party, as provided in the Merger Agreement.
     8. CONTINUING GUARANTEE. Unless terminated in accordance with the terms set forth herein, this Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the Reverse Termination Fee (subject to the Cap) payable under the Limited Guarantee has been paid in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earliest of: (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms under circumstances in which Parent and Merger Sub would not be obligated to pay the Reverse Termination Fee; (iii) the second anniversary of the date hereof (subject to extension until proceedings are resolved and payment of the Reverse Termination Fee (subject to the Cap) has been made if the Guaranteed Party has commenced proceedings with respect to its enforcement of this Limited Guarantee and such proceedings have not been resolved by the second anniversary of the date hereof); and (iv) 365 days after any termination of the Merger Agreement in accordance with its terms under circumstances in which Parent and Merger Sub would be obligated to pay the Reverse Termination Fee under the Merger Agreement if the Guaranteed Party has not presented a claim for payment of the Reverse Termination Fee to the Guarantor by such 365th day; provided, that such claim shall set forth in reasonable detail the basis for such claim. Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its Affiliates asserts in any litigation or other proceeding relating to this Limited Guarantee that the provisions of Section 1 hereof limiting the Guarantor’s maximum aggregate liability to the Cap or that any other provisions of this Limited Guarantee are illegal, invalid or unenforceable in whole or in part, asserts that the Guarantor is liable in excess of or to a greater extent than the Cap, or asserts any theory of liability against the Guarantor or any Non-Recourse Parties (as defined below) with respect to the Merger Agreement, the Equity Commitment Letter or the transactions contemplated by the Merger Agreement other than liability of the Guarantor under this Limited Guarantee (as limited by the provisions hereof, including Section 1), then: (i) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and shall thereupon be null and void; (ii) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Guaranteed Party; and (iii) neither the Guarantor nor any Non-Recourse Parties (as defined below) shall have any liability to the Guaranteed Party or any of its affiliates with respect to the Merger Agreement, the Equity Commitment Letter, the transactions contemplated by the Merger Agreement or under this Limited Guarantee.
     9. NO RECOURSE. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that no Person other than Guarantor has any obligations hereunder and that, notwithstanding that Guarantor may be a partnership or limited liability company, the Guaranteed Party has no right of recovery under this Limited Guarantee or in any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of any of Guarantor, Parent, Merger Sub or a any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate, agent or assignee of any of the foregoing (each, a “Non-Recourse Party”), through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party (including a claim to enforce the Equity Commitment Letter), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, and the Guaranteed Party further covenants, agrees and acknowledges that the only rights of recovery that the Guaranteed Party has in respect of the Merger Agreement or the transactions contemplated thereby are its rights to recover from Parent and Merger Sub under and to the extent expressly provided in the Merger Agreement, and Guarantor (but not any Non-Recourse Party) under and to the extent expressly provided in this Limited Guarantee and subject to the Cap and the other limitations described herein. The Guaranteed Party acknowledges and agrees that Parent and Merger Sub have no assets other than a de minimis amount and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Offer is completed (with respect to the funds necessary to pay the Offer Price for the Shares tendered and accepted pursuant to the Offer) and the Closing (with respect to the funds necessary to pay the Merger Consideration in respect of the Shares cancelled and retired in connection with the Merger). Recourse against the Guarantor under and pursuant to the terms of this Limited Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and all of its affiliates against the Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated thereby, including by piercing of the corporate veil or by a claim by or on behalf of Parent or Merger Sub. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person including Guarantor, except as expressly set forth herein.
     10. GOVERNING LAW; JURISDICTION. This Limited Guarantee shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed therein without regard to the conflicts of law principles thereof. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Minnesota located in Hennepin County, and the United States District Court for the District of Minnesota, solely in respect of the interpretation and enforcement of the provisions of this Limited Guarantee and of the documents referred to in this Limited Guarantee, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Limited Guarantee or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Minnesota State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided herein or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
     11. WAIVER OF JURY TRIAL. Each party acknowledges and agrees that any controversy which may arise under this Limited Guarantee is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Limited Guarantee, or the transactions contemplated by this Limited Guarantee. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Limited Guarantee by, among other things, the mutual waivers and certifications in this Section 11.
     12. COUNTERPARTS. This Limited Guarantee may be executed in any number of counterparts (including by facsimile), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

     13. NO THIRD PARTY BENEFICIARIES. Except as provided in Section 9, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein.
     14. CONFIDENTIALITY. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the execution of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor and the Guaranteed Party; provided that no such written consent shall be required (and the Guarantor and its affiliates shall be free to release such information) for disclosures to Guarantor’s and its affiliates’ respective employees, lenders, agents and other representatives and Affiliates, so long as such persons agree to keep such information confidential; provided, further, that the Guarantor and the Guaranteed Party may disclose the existence of this letter agreement to the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Offer or the Merger, including the Schedule TO and the Company Proxy Statement.
     15. MISCELLANEOUS.
     (a) This Limited Guarantee contains the entire agreement between the parties relative to the subject matter hereof and supercedes all prior agreements and undertakings between the parties with respect to the subject matter hereof. No modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing.
     (b) Any term or provision hereof that is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap provided in Section 1 hereof and the provisions of Sections 8 and 9 and this Section 15(b).
     (c) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.
     (d) All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

     IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTOR:

WARBURG PINCUS PRIVATE EQUITY IX, L.P.

By: Warburg Pincus IX, LLC, its General Partner

By: Warburg Pincus Partners LLC, its Sole Member

By: Warburg Pincus & Co., its Managing Member

By:
Name:
Title:
Limited Guarantee Signature Page

     IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

LIFECORE BIOMEDICAL, INC.

By:
Name:
Title:
Limited Guarantee Signature Page